Exhibit 5.4

150 Third Avenue South, Suite 2800

Nashville, TN  37201

(615) 742-6200

November 4, 2011

Vail Resorts, Inc.

390 Interlocken Crescent

Broomfield, CO 80021

Re:          Vail Resorts, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Tennessee counsel to The Village at Breckenridge Acquisition Corp., Inc., a Tennessee corporation, and Property Management Acquisition Corp., Inc., a Tennessee corporation (each, a “Tennessee Guarantor,” and collectively, the “Tennessee Guarantors”) in connection with the Registration Statement on Form S 4 (the “Registration Statement”) of Vail Resorts, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co registrants thereto, including the Tennessee Guarantors (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to $390,000,000 principal amount of the Company’s 6.50% Senior Subordinated Notes due 2019 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (each, a “Guarantee”) by the Guarantors, in exchange for a like principal amount of the Company’s outstanding 6.50% Senior Subordinated Notes due 2019 (the “Outstanding Notes”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the the Indenture dated April 25, 2011 by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Exchange Notes (the “Indenture”), and such corporate records of the Tennessee Guarantors, such certificates of public officials and such other documents as we have deemed it necessary or appropriate to review for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Note Documents (as defined below) and in certificates provided pursuant to or in connection with the Note Documents or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Tennessee Guarantors, we have relied solely upon certificates of existence issued by the Tennessee Secretary of State of recent date.

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a)           the due organization and existence of all parties to the Note Documents, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Tennessee Guarantors,

(b)           the legal capacity of all natural persons,

(c)           the due authorization of the Note Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 1 below regarding the authorization of the Note Documents by the Tennessee Guarantors,

(d)           the due execution and delivery of the Note Documents by all parties thereto,

(e)           that each of the parties to the Note Documents has the legal right, power and authority to enter into the Note Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 2 below regarding the corporate power and corporate authority of the Tennessee Guarantors,

(f)            that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents, and

(g)           that the indebtedness incurred and obligations undertaken pursuant to the Note Documents have been incurred and undertaken for adequate consideration.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1.             Each of the Tennessee Guarantors is a validly existing Tennessee corporation, in good standing under the laws of the State of Tennessee, with the necessary corporate power to authorize, execute and deliver the Indenture, the Exchange Notes and its respective Guarantee (collectively, the “Note Documents”) and to perform its obligations thereunder.

2.             Each of the Note Documents has been duly authorized by all necessary corporate action on the part of each of the Tennessee Guarantors; provided that we express no opinion as to (i) compliance with Section 48-16-401 of the Tennessee Business Corporation Act insofar as the incurrence of obligations by either of the Tennessee Guarantors pursuant to or in connection with the Note Documents may be deemed to be a distribution by such Tennessee Guarantor or (ii) the authorization by the Tennessee Guarantors of any obligation of the Tennessee Guarantors with respect to any Additional Notes (as defined in the Indenture).

3.             Neither the execution and delivery by any Tennessee Guarantor of the Note Documents to which it is a party nor the consummation by any Tennessee Guarantor of the financing transactions contemplated thereby (a) violates any applicable Tennessee law or regulation or (b) contravenes such Tennessee Guarantor’s charter or bylaws.

4.             No consent, approval, authorization or other action by or filing with any Tennessee governmental authority is required for the execution and delivery by the Tennessee Guarantors of the Note Documents or the consummation by any Tennessee Guarantor of the financing transactions contemplated thereby, provided that our opinion in this Paragraph 4 is limited to those laws, statutes and governmental rules of the State of Tennessee of general application to business entities.

The opinions expressed herein are limited to the laws of the State of Tennessee. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indenture and the Exchange Notes.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims, PLC